                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                      -----------------------------------


                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                        SECURITIES EXCHANGE ACT OF 1934


      Date of report (Date of earliest event reported):  November 8, 2000


                           HANOVER COMPRESSOR COMPANY
               (Exact Name of Registrant as Specified in Charter)

    Delaware                         1-13071                  76-0625124
(State or Other              (Commission File Number)        (IRS Employer
 Jurisdiction                                             Identification No.)
of Incorporation)

12001 North Houston Rosslyn                                     77086
Houston, Texas  77086                                         (Zip Code)
(Address of Principal Executive Offices)

      Registrant's telephone number, including area code:  (281) 447-8787

Item 5.    Other Events.

See the following press release.

HANOVER COMPRESSOR REPORTS RECORD THIRD QUARTER DRIVEN BY STRONG GROWTH ACROSS ALL BUSINESS SEGMENTS

YEAR-OVER-YEAR QUARTERLY NET INCOME INCREASES 48% YEAR-OVER-YEAR QUARTERLY CASH FLOW INCREASES 60%

HOUSTON--(BUSINESS WIRE)--Nov. 8, 2000-- Hanover Compressor Company (NYSE:HC - news), a leading provider of outsourced natural gas compression services, today reported continued strong growth in revenue, cash flow and net income for the third quarter ended September 30, 2000.

Total revenue for the third quarter 2000 was $162.6 million, representing an 86 percent increase over total revenue for the quarter ended September 30, 1999 of $87.3 million. Cash flow (income before income taxes, interest expense, leasing expense, distributions on mandatorily redeemable convertible preferred securities and depreciation and amortization) increased 60 percent in the third quarter of 2000 to $55.2 million or $0.77 per fully diluted share. Year earlier cash flow was $34.5 million or $0.56 per fully diluted share. Net income grew 48 percent to $15.4 million or $0.23 per fully diluted share, compared with $10.4 million or $0.17 per fully diluted share for the third quarter of 1999.

Total revenues for the nine-month period ended September 30, 2000 were $370.2 million, compared with $227.8 million for the first nine months of 1999, an increase of 63 percent. Cash flow increased 47 percent to $139.4 million or $2.16 per fully diluted share, compared with cash flow of $94.8 million or $1.55 per fully diluted share. Net income grew 43 percent to $39.3 million or $0.61 per fully diluted share, compared with $27.5 million or $0.45 per fully diluted share for the nine months ended September 30, 1999. Per share results have been adjusted to reflect the 2-for-1 stock split of outstanding shares on June 13, 2000.

"Hanover's very strong growth in revenues, cash flow and earnings reflect the Company's outstanding execution of our five-part growth strategy as well as the continued industry-wide growth in outsourcing in this highly favorable operating environment,'' said Michael J. McGhan, president and chief executive officer. ``Our company has continued to make substantial gains in the core compression and gas handling business through strong organic growth as well as the successful integration of Hanover's recent major acquisitions, PAMCO Services International and Dresser-Rand's Compression Services Division. At the same time, Hanover has very successfully expanded into related product and service markets such as outsourced gas treating, compression maintenance and gas measurement, among others, expanding Hanover's market reach and increasing its return on capital. Through these moves we are able to offer the broadest set of compression and gas handling solutions, adding more value to our customers and assisting them to achieve their own performance and growth goals," McGhan added.

Compression rental revenue for the quarter ended September 30, 2000, increased 33 percent to $66.3 million, compared with $50.0 million for the third quarter of 1999. Total compression horsepower was 2,098,000 at September 30 and fleet horsepower utilization averaged 93 percent during the quarter. This statistic includes the impact of Hanover's acquisition of PAMCO Services International and Dresser-Rand's Compression Services Division in July and September, respectively, whose combined fleet aggregates 375,000 horsepower and is presently operating at 85 percent horsepower utilization, compared with 76 percent at the time of those acquisitions. Hanover's parts, service and used equipment segment continued to experience the fastest rate of growth among Hanover's businesses, with total revenue of $28.7 million, up 132 percent from the same period a year earlier. Third quarter compressor fabrication revenues increased 88 percent to $31.0 million, reflecting an increase in both compression horsepower packaged as well as unit sales to third party customers. Production and processing equipment fabrication revenue was $32.8 million, up 324 percent from the year earlier period, reflecting both the strengthening of Hanover's oil and gas production equipment business and the contribution of the T.H. Russell Co. and Maloney Industries units of Applied Process Solutions, Inc., acquired by Hanover on June 5, 2000.

"Looking ahead, management sees continued significant growth due to the increasing outsourcing trend among our rapidly expanding customer base, Hanover's continued expansion of new and highly-related business lines and further improvements in the performance of recently acquired companies," McGhan said. "Hanover's solid performance to date confirms our view that a period of accelerated growth in the compression and gas handling industries is underway. The current outlook for our industry is very favorable and Hanover, the market leader, is expanding its lead. Steady growth in demand has resulted in industry-wide improvement in fleet utilization as the outsourcing trend intensifies. Hanover's strategies, organization and growth drivers are in place and the activity level throughout our company is very high, contributing to our very strong outlook."

Hanover Compressor Company is the market leader in full service natural gas compression and a leading provider of service, financing, fabrication and equipment for contract natural gas handling applications. Hanover provides this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, its customers include premier independent and major producers and distributors.

This news release contains forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the expected expansion of Hanover's compression rental fleet and new business lines, improvements in the performance of newly acquired businesses and anticipated compression and gas-handling demand growth for 2000. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission, including its most recent filings on Forms 10-K and 10-Q.

                          HANOVER COMPRESSOR COMPANY
            CONDENSED CONSOLIDATED STATEMENT OF INCOME (unaudited)
              (in thousands of dollars, except per share amounts)

                                     Three months            Nine months
                                  ended September 30,    ended September 30,
                                  -------------------   ---------------------
                                      2000       1999        2000        1999
                                  --------    -------    --------    --------
Revenues:
 Rentals                          $ 66,309    $50,042    $180,210    $137,749
 Parts, service
  and used equipment                28,743     12,402      64,293      27,403
 Compressor
  fabrication                       30,975     16,493      60,146      35,441
 Production equipment
  fabrication                       32,759      7,733      53,870      21,177
 Gain on sale of
  other assets                       1,572        503       4,172       3,927
 Other                               2,223         96       7,531       2,141
                                  --------    -------    --------    --------
                                   162,581     87,269     370,222     227,838
                                  --------    -------    --------    --------
Expenses:
 Rentals                            23,263     16,228      62,104      45,454
 Parts, service
  and used equipment                17,951      8,156      42,202      18,617
 Compressor
  fabrication                       26,208     13,785      50,082      29,102
 Production equipment
  fabrication                       25,520      5,727      41,938      15,664
 Selling, general
  and administrative                14,467      8,851      34,481      24,232
 Depreciation and
  amortization                      14,179      9,086      36,830      28,536
 Leasing expense                    11,460      7,143      29,596      14,727
 Interest expense                    2,925      1,804       5,560       7,841
 Distributions on
  mandatorily
  redeemable
  convertible
  preferred
  securities                         1,593          -       4,776           -
                                  --------    -------    --------    --------
                                   137,566     70,780     307,569     184,173
                                  --------    -------    --------    --------

Income before
 income taxes                       25,015     16,489      62,653      43,665

Provision for
 income taxes                        9,605      6,101      23,305      16,156
                                  --------    -------    --------    --------

Net income                        $ 15,410    $10,388    $ 39,348    $ 27,509
                                  ========    =======    ========    ========

Diluted net income
 per share:
  Net income                        15,410     10,388      39,348      27,509
  Distributions on
   mandatorily
   redeemable
   convertible
   preferred
   securities, net
   of income tax                     1,016          -           -           -
                                  --------    -------    --------    --------

Net income for
 purposes of computing
 diluted net income
 per share                          16,426     10,388      39,348      27,509
                                  ========    =======    ========    ========

Weighted average
 common equivalent
 shares outstanding:
  Basic                             63,966     57,084      60,324      56,966
                                  --------    -------    --------    --------
  Diluted                           72,097     61,456      64,619      60,974
                                  --------    -------    --------    --------

Earnings per
 common share
  Basic                              $0.24      $0.18       $0.65       $0.48
                                  --------    -------    --------    --------
  Diluted                            $0.23      $0.17       $0.61       $0.45
                                  --------    -------    --------    --------

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  HANOVER COMPRESSOR COMPANY

Date: November 9, 2000            By:  /s/ Michael J. McGhan
                                        ---------------------
                                  Name:  Michael J. McGhan
                                  Title:  President and Chief Executive Officer